EXHIBIT (a)(12)

[LOGO] MITEL                                          MITEL NETWORKS CORPORATION
                                                      350 Legget Drive
                                                      Kanata, Ontario
                                                      Canada K2K 2W7
                                                      Telephone: (613) 592-2122
                                                      Fax:  (613) 592-4784

DATE

NAME
ADDRESS 1
ADDRESS 2
CITY, STATE, ZIP

Dear NAME:

We are pleased to advise that a stock option grant for the purchase of ___ Common Shares of MITEL NETWORKS CORPORATION has been approved by the Board of Directors for you. Stock option grants allow you to share in the success of our company. It is an encouragement for you to contribute good ideas and enthusiasm to our company every day. This stock option grant is as follows:

         No. of Common Shares                        _______________
         Date of Grant                               _______________
         Option Price per share                      _______________

         Exercisability
                  one-quarter                        _______________
                  one-quarter                        _______________
                  one-quarter                        _______________
                  one-quarter                        _______________
                  Date of Expiry                     _______________

The option is subject to the terms and conditions of the Mitel Networks Corporation Employee Stock Option Plan.

We would like to thank you for your ongoing contribution to Mitel and the commitment you bring to your work here. We believe that the company will grow substantially over the next few years. By working together as a team we can gain business success - success that we can all share!

Yours sincerely,                                     Yours sincerely,

Terry Matthews                                       Don Smith
Chairman                                             Chief Executive Officer